SCHEDULE 14A
                               (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                    THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)

Filed by the Registrant |X|
Filed by a Party Other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement
                                          |_|  Confidential, For Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                    AIR & WATER TECHNOLOGIES CORPORATION
              (Name of Registrant as Specified In Its Charter)

                                    None
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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           and 0-11.
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      (1)  Amount previously paid:
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                    AIR & WATER TECHNOLOGIES CORPORATION
                   U.S. HIGHWAY 22 WEST AND STATION ROAD
                        BRANCHBURG, NEW JERSEY 08876

                           To Our Stockholders:

      You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Air & Water Technologies Corporation (the "Company") to be held on Wednesday, June 24, 1998, at 11:00 a.m., local time, at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017. At the Annual Meeting, you will be asked to vote upon the proposals set forth in the formal Notice of the Annual Meeting (the "Notice") which follows this letter.

      As set forth in the Notice, at the Annual Meeting, stockholders will be asked to consider and vote upon (i) the election of eight directors to the Company's Board of Directors, (ii) the ratification of the selection of McGladrey & Pullen, LLP as the Company's independent auditors for the Company's 1998 fiscal year and (iii) a proposal to amend the Company's Restated Certificate of Incorporation, as amended, to change the name of the Company to "Aqua Alliance Inc."

      The Board of Directors believes that it is in the best interests of the Company to change its corporate name because such a change will reflect the Company's focus on its core water and wastewater businesses as part of its revised business strategy.


      The Board of Directors unanimously recommends that the Company's stockholders approve each of the proposals set forth in the Notice. Vivendi (formerly named Compagnie Generale des Eaux), the beneficial owner of approximately 83.0% of the outstanding shares of common stock and voting power of the Company, has informed the Company that it intends to vote in favor of the proposals. The enclosed Proxy Statement sets forth more detailed information regarding these proposals. Please carefully review the information in the Proxy Statement.


      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THIS PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE IN PERSON.


                                    Sincerely,


                                    Thierry M. Mallet
                                    President and Chief Executive Officer





                    AIR & WATER TECHNOLOGIES CORPORATION
                   U.S. HIGHWAY 22 WEST AND STATION ROAD
                        BRANCHBURG, NEW JERSEY 08876

                             ------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JUNE 24, 1998


To the Stockholders of
  Air & Water Technologies Corporation:

      Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Air & Water Technologies Corporation (the "Company") will be held on Wednesday, June 24, 1998, at 11:00 a.m., local time, at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, to consider and act on the following:

      1. To elect eight members of the Board of Directors to serve for the ensuing year;

      2. To ratify the appointment by the Board of Directors of McGladrey & Pullen, LLP as independent auditors for the Company's 1998 fiscal year;

      3. To approve a proposed amendment to the Company's Restated Certificate of Incorporation, as amended, to change the name of the Company to "Aqua Alliance Inc."; and

      4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

      Only stockholders of record at the close of business on May 22, 1998 will be entitled to vote at the Annual Meeting. A list of such stockholders will be available at the time and place of the Annual Meeting and, during the ten days prior to the Annual Meeting, at the Company's executive offices located at U.S. Highway 22 West and Station Road, Branchburg, New Jersey 08876.

      A copy of the Company's 1997 Annual Report to Stockholders is enclosed herewith.

                                    By Order of the Board of Directors,

                                    Thierry M. Mallet
                                    President and Chief Executive Officer


Branchburg, New Jersey
June 3, 1998


      YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS USE BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER WHO HAS EXECUTED A PROXY BUT IS PRESENT AT THE ANNUAL MEETING AND WHO WISHES TO VOTE IN PERSON MAY DO SO BY REVOKING HIS, HER OR ITS PROXY AS DESCRIBED IN THE PRECEDING SENTENCE.




                    AIR & WATER TECHNOLOGIES CORPORATION
                   U.S. HIGHWAY 22 WEST AND STATION ROAD
                        BRANCHBURG, NEW JERSEY 08876

                            -------------------

                              PROXY STATEMENT


                                  GENERAL

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Air & Water Technologies Corporation ("AWT" or the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") or at any adjournments or postponements thereof. The Annual Meeting will be held on Wednesday, June 24, 1998, at 11:00 a.m., local time, at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.


      If a stockholder properly executes and returns the enclosed form of proxy, it will be voted according to his, her or its instructions. If no instructions are given, it will be voted FOR the election as directors of the eight nominees named below, FOR ratification of the appointment by the Board of Directors of McGladrey & Pullen, LLP, as independent auditors of the Company for its 1998 fiscal year, FOR approval of the amendment (the "Amendment") to the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), to change the name of the Company to "Aqua Alliance Inc." and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. On May 15, 1998, Compagnie Generale des Eaux, a French company and the Company's largest stockholder, changed its name to Vivendi ("Vivendi"). Vivendi, the beneficial owner of approximately 83.0% of the outstanding shares of common stock and voting power of the Company, has informed the Company that it intends to vote in favor of the proposals. Any proxy given by a stockholder may be revoked by the stockholder, at any time before it is voted by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.


      The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The solicitation of proxies may be made by directors, officers and regular employees of the Company or any of its subsidiaries personally or by mail, telephone, facsimile communication or telegraph. No additional compensation will be paid for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. In addition, the Company has engaged the services of Kissel-Blake, Inc. to solicit proxies and will pay such proxy soliciting agent $5,500 plus expenses in connection therewith. Solicitation by such firm may be by mail, personal interview, telephone, facsimile communication or telegraph.

      So far as the management of the Company is aware, stockholders will take action on no matters other than those described in this Proxy Statement. In the event that any other matters properly come before the Annual Meeting that call for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.


      The Company is mailing this Proxy Statement and the accompanying form of proxy to stockholders on or about June 3, 1998.



                                   VOTING

      The Board of Directors has fixed the close of business on May 22, 1998 as the record date (the "Record Date") for determining stockholders entitled to notice of and to vote at the Annual Meeting. Shares of the Company's Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), are entitled to be voted at the Annual Meeting. Holders of issued and outstanding shares of Class A Common Stock are entitled to one vote for each share they hold. On the Record Date, there were outstanding 185,176,527 shares of the Company's Class A Common Stock. The presence in person or by proxy of a majority of the shares of Class A Common Stock entitled to vote will constitute a quorum for purposes of conducting business at the Annual Meeting. Shares represented by proxies that are marked "abstain" will be counted as shares present and entitled to vote for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the proposals will be treated as shares present for purposes of determining the presence of a quorum with respect to all proposals. However, proxies relating to "street name" shares will not be considered "entitled to vote" for purposes of determining the presence of a quorum with respect to any proposal as to which such shares may not be voted without instruction from the beneficial owners of such shares (as to such proposals, such proxies are hereinafter referred to as "broker non-votes").

      Pursuant to the Company's By-Laws, directors of the Company shall be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not count as "votes cast" for or against a nominee for director. The proposal to ratify the appointment of independent auditors requires the affirmative vote of a majority of shares of Class A Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will count as votes against the appointment of independent auditors; broker non-votes will not count as votes for or against the appointment of independent auditors. The proposal to approve the Amendment requires the approval of a majority of the shares of Class A Common Stock outstanding at the close of business on May 22, 1998. Abstentions and broker non-votes will count as votes against the proposal to approve the Amendment.


                                PROPOSAL 1:
                           ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES

      The Company's Restated Certificate of Incorporation and By-Laws provide for the Company's business to be managed by or under the direction of the Board of Directors. Under the Company's By-Laws, the number of directors is fixed from time to time by the Board of Directors, and directors serve in office until the next annual meeting of stockholders and until their successors have been elected and qualified or until their earlier death, resignation or removal from office.


      Under the terms of the Investment Agreement, dated as of March 30, 1994, among the Company, Vivendi, and Vivendi's indirect wholly-owned subsidiary, Anjou International Company, a Delaware corporation ("Anjou"), as amended as of September 24, 1997 (the "Investment Agreement"), the Company has agreed that Vivendi will have the right to designate as members of the Company's Board of Directors (and all committees thereof other than any special committee of Independent Directors (as defined below)) at least that number of directors that is proportionate to the aggregate whole number of shares of Class A Common Stock owned by Vivendi, with such number of directors to be rounded up to the next whole number (so long as Vivendi beneficially owns in the aggregate at least one-half of the outstanding shares of Class A Common Stock and rounded down if Vivendi beneficially owns in the aggregate less than one-half of the outstanding shares of Class A Common Stock). For purposes of the Investment Agreement, "Independent Director" is defined as any director who is not an employee, agent or representative of the Company, Vivendi or any of their respective Affiliates or Associates (as such terms are defined in the Investment Agreement) and may include any person acting as outside counsel or financial advisor for either the Company or Vivendi or any of their respective Affiliates or Associates. Although the Investment Agreement requires the Company to maintain three Independent Directors, the Company currently has only two Independent Directors. All Independent Directors must be satisfactory to Vivendi. The Chairman of the Board of Directors of the Company also shall be designated by Vivendi. See "Certain Relationships and Related Transactions--The Investment Agreement--Certain Covenants of the Company."

      The Board of Directors has nominated for election as directors at the Annual Meeting six individuals designated by Vivendi out of a total of eight directors: Messrs. Kriegel, Banon, Brunais, Caille, Jobard and Mallet. The Board of Directors also has nominated Ms. Hesse and Lt. Gen. Morris as Independent Directors satisfactory to Vivendi. Mr. Kriegel also has been designated by Vivendi as Chairman of the Board of Directors of the Company.

      The Board of Directors of the Company recommends that the stockholders elect the eight nominees named below as directors of the Company. Each director elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal from office. The persons named in the enclosed proxy intend to vote the shares represented by such proxy, unless the stockholder executing the proxy otherwise instructs, FOR the election to the Board of Directors of each of the eight nominees named below. Vivendi, the beneficial owner of approximately 83.0% of the outstanding shares of Class A Common Stock and voting power of the Company, has informed the Company that it intends to vote in favor of this proposal.


      The Company has no reason to believe that any such nominee will be unable, if elected, to serve as a director. If such an event should occur, however, the persons named in the enclosed proxy intend to vote the shares represented by the enclosed proxy for the remainder of the nominees, and for such substitute nominee or nominees as the Company's current Board of Directors may select.

      All of the nominees for director named below, other than Ms. Hesse, currently serve as directors of the Company for terms expiring at the Annual Meeting and, other than Messrs. Banon, Caille, Jobard and Mallet, were last elected at the Company's 1997 Annual Meeting of Stockholders. Messrs. Banon, Caille, Jobard and Mallet were elected as directors on October 9 ,1997, May 29, 1997, March 23, 1998 and October 26, 1997,
respectively.


                                       POSITIONS AND OTHER RELATIONSHIPS WITH
NAME                           AGE     THE COMPANY AND BUSINESS EXPERIENCE
---------------------------   ------   --------------------------------------
William V. Kriegel.........     52     Chairman of the Board of Directors.
                                       Mr. Kriegel was elected Chairman of
                                       the Board on October 24, 1997 and has
                                       served as a director of the Company
                                       since June 14, 1994. Mr. Kriegel has
                                       served as Chairman of the Board,
                                       President, Chief Executive Officer
                                       and a director of Sithe Energies,
                                       Inc. and all of its subsidiaries
                                       since 1981. Prior to coming to the
                                       United States in 1984, Mr. Kriegel
                                       cofounded an unaffiliated French
                                       energy company that within three
                                       years of its formation in 1980 became
                                       France's largest privately owned
                                       company engaged in the development of
                                       small hydroelectric projects. Since
                                       December 1996, Mr. Kriegel has served
                                       as Chairman of the Board and Chief
                                       Executive Officer of Anjou, the
                                       United States holding company
                                       subsidiary of Vivendi. In this
                                       capacity, Mr. Kriegel is the
                                       representative of Vivendi in the
                                       United States. Mr. Kriegel has been
                                       designated by Vivendi as a director
                                       of the Company and Chairman of the
                                       Board of Directors under the
                                       Investment Agreement.

Jean-Claude Banon..........     49     Director and Chairman of the Business
                                       Planning Committee and member of the
                                       Compensation and Stock Option
                                       Committee. Mr. Banon was elected as a
                                       director of the Company on October 9,
                                       1997. Since 1989, Mr. Banon has been
                                       Managing Director of General
                                       Utilities PLC, the holding company
                                       for Vivendi's investments in the
                                       water industry in the United Kingdom,
                                       and since 1992, he has been Managing
                                       Director of General Utilities
                                       Holdings Ltd., the holding company
                                       for all Vivendi activities in the
                                       United Kingdom. In this capacity, Mr.
                                       Banon is the representative of
                                       Vivendi in the United Kingdom. Prior
                                       to 1989, Mr. Banon was General
                                       Management Delegate responsible for
                                       overseeing the development of
                                       Vivendi's business in the United
                                       States. Mr. Banon has been designated
                                       by Vivendi as a director of the
                                       Company under the Investment
                                       Agreement.

Alain Brunais..............     49     Director. Mr. Brunais was elected
                                       Vice President and Chief Financial
                                       Officer of the Company in September
                                       1994, a director in November 1996 and
                                       Senior Vice President in May 1997.
                                       Prior to joining the Company, Mr.
                                       Brunais was responsible since 1990
                                       for foreign investment, primarily in
                                       the United Kingdom under the
                                       direction of the Finance Director of
                                       Vivendi. From 1983 to 1989 he was
                                       responsible for corporate development
                                       for Ciments Francais in the United
                                       States and Canada. Prior thereto, Mr.
                                       Brunais organized a sales and
                                       services network for Aerospatiale
                                       General Aviation line of aircraft in
                                       Europe, Africa and North America. Mr.
                                       Brunais has been designated by
                                       Vivendi as Chief Financial Officer
                                       and a director of the Company under
                                       the Investment Agreement.

Daniel Caille..............     46     Director and member of the Business
                                       Planning Committee. Mr. Caille was
                                       elected as a director of the Company
                                       on May 29, 1997. Mr. Caille presently
                                       serves as the Chief Executive of
                                       Vivendi's worldwide water business
                                       which has annual revenues in excess
                                       of $7 billion. Previously, Mr. Caille
                                       served as Chairman of the Board of
                                       Compagnie Generale de Sante,
                                       Vivendi's health care subsidiary,
                                       which he founded in 1987. Mr. Caille
                                       joined Vivendi in 1982 as director of
                                       research and development and created
                                       Anjou Recherche, Vivendi's center for
                                       research and development related to
                                       its water and wastewater activities,
                                       and he served as Director of Anjou
                                       Recherche from 1982 to 1990. Mr.
                                       Caille has been designated by Vivendi
                                       as a director of the Company under
                                       the Investment Agreement.

Martha O. Hesse............     55     Ms. Hesse is currently President of
                                       Hesse Gas Company, which she founded
                                       in 1990. During 1990, she was Senior
                                       Vice President of First Chicago
                                       Corporation. From 1986 to 1989, she
                                       was Chairman of the Federal Energy
                                       Regulatory Commission (FERC), and
                                       from 1982 to 1986, she served as
                                       Assistant Secretary for Management
                                       and Administration, U.S. Department
                                       of Energy. Ms. Hesse also co-founded
                                       SEI Information Technology, where she
                                       served as Chief Operating Officer and
                                       a director from 1969 to 1980. Ms.
                                       Hesse presently serves as a director
                                       of Pinnacle West Capital Corporation,
                                       Mutual Trust Life Insurance Company,
                                       Laidlaw, Inc., where she serves as
                                       Chairman of the Compliance and Ethics
                                       Committee, and Arizona Public Service
                                       Company, where since 1996 she has
                                       served as Chairman of the Audit
                                       Committee. Ms. Hesse also is a member
                                       of The Beacon Council and the CIGNA
                                       Utilities Advisory Board.

Francois Jobard............     45     Director. Mr. Jobard was elected as a
                                       director of the Company on March 23,
                                       1998. Mr. Jobard presently serves as
                                       the Chief Financial Officer of
                                       Vivendi's International Water
                                       Division. Previously, Mr. Jobard was
                                       Charge de Mission to Vivendi's Chief
                                       Financial Officer. Prior to joining
                                       Vivendi in 1994, Mr. Jobard was a
                                       partner in an international strategy
                                       consulting firm from 1987 to 1994 and
                                       from 1985 to 1987 served as Charge de
                                       Mission to the General Management of
                                       Institut de Developpement Industriel
                                       in France. Mr. Jobard began his
                                       career with Texas Instruments where
                                       he served in several international
                                       financial executive positions. Mr.
                                       Jobard has been designated by Vivendi
                                       as a director of the Company under
                                       the Investment Agreement.

Thierry M. Mallet..........     38     Director and member of the Business
                                       Planning Committee. Mr. Mallet was
                                       appointed President and Chief
                                       Executive Officer of the Company on
                                       October 24, 1997 and was elected as a
                                       director of the Company on October
                                       26, 1997. Prior to joining the
                                       Company, Mr. Mallet served from 1995
                                       as "Consejo Delegado" (President and
                                       Chief Executive Officer) of Sociedad
                                       Mediterranea de Aguas ("SMA") which
                                       manages the water and wastewater
                                       business of Vivendi in Spain. Prior
                                       to SMA, Mr. Mallet was Charge de
                                       Mission to the General Management of
                                       Vivendi in Paris. Mr. Mallet has been
                                       designated by Vivendi as President,
                                       Chief Executive Officer and a
                                       director of the Company under the
                                       Investment Agreement.


John W. Morris.............     76     Director and member of the Audit
                                       Committee, the Compensation and Stock
                                       Option Committee and the Business
                                       Planning Committee. Lt. Gen. Morris
                                       became a director of the Company in
                                       June 1992. From 1988 to October 1992,
                                       Lt. Gen. Morris served as a director
                                       of Metcalf & Eddy Companies Inc. Lt.
                                       Gen. Morris has been President of
                                       J.W. Morris Ltd., an engineering
                                       consulting firm, for more than five
                                       years. In addition, he presently
                                       serves as President of the National
                                       Waterways Foundation, Chairman of the
                                       Water Resources Congress and Chairman
                                       of the Environmental Effects
                                       Committee of the U.S. Committee on
                                       Large Dams. From 1986 to 1987 he
                                       served as President and Chairman of
                                       the Engineering Group of Planning
                                       Research Corporations. Lt. Gen.
                                       Morris served as the Chief of
                                       Engineers, U.S. Army Corps of
                                       Engineers, from 1976 to 1980.


BOARD OF DIRECTORS AND COMMITTEES

      Board Meetings. During the Company's fiscal year ended October 31, 1997, the Board of Directors of the Company held a total of thirteen meetings. During the fiscal year ended October 31, 1997, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he or she served during the period he or she served on the Board of Directors.

      Committees of the Board. The Board of Directors of the Company has an Audit Committee and a Compensation and Stock Option Committee, and, in connection with the recently completed recapitalization of the Company (the "Recapitalization"), established the Special Committee and the Business Planning Committee.

      The Audit Committee of the Board of Directors met three times during the fiscal year ended October 31, 1997. Ms. Carol Lynn Green and Lt. Gen. Morris currently serve as members of the Audit Committee, which reviews the engagement of the Company's independent auditors, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

      The Compensation and Stock Option Committee of the Board of Directors met three times during the fiscal year ended October 31, 1997. Mr. Banon, Ms. Carol Lynn Green and Lt. Gen. Morris currently are members of the Compensation and Stock Option Committee, which reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation and Stock Option Committee also administers the Company's 1989 Long-Term Incentive Compensation Plan (the "Long-Term Incentive Plan").

      The Company does not have a standing Nominating Committee.


      In a special meeting of the Board of Directors of the Company on June 23, 1997, the Board of Directors decided, in anticipation of entering into discussions with Vivendi and in accordance with the Investment Agreement, that Ms. Green and Lt. Gen. Morris, the Company's directors not affiliated with Vivendi, would be appointed as a special committee (the "Special Committee") of Independent Directors to consider any recapitalization proposal by Vivendi.

      In connection with the Recapitalization, the Company established a new business planning committee of the Board of Directors (the "Business Planning Committee") to review the business strategies prepared by senior management and, as appropriate, make recommendations on the formulation and implementation of those strategies that have as their objective increasing stockholder value. The Business Planning Committee, which will remain in place through the end of fiscal year 1999, is comprised of three Vivendi appointed directors and two directors who are unaffiliated with and independent of Vivendi. Among other things, the Business Planning Committee will identify areas where Vivendi's management expertise and the Company's business may be effectively integrated. Mr. Caille, Ms. Green, Mr. Mallet and Lt. Gen. Morris currently serve as members of the Business Planning Committee. Mr. Banon currently serves as the Chairman of the Business Planning Committee.


COMPENSATION OF DIRECTORS

      Directors who are not employees of the Company or any of its affiliated companies receive an annual fee of $18,000 for service on the Board of Directors and an additional $7,500 per annum for service on each committee thereof. In addition, directors are reimbursed for out-of-pocket expenses of attending Board and committee meetings. Each Special Committee member also has received a fee of $100,000 for his or her service on the Special Committee.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

      The following table shows, for the fiscal years ended October 31, 1997, 1996 and 1995, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer in all capacities in which they served. Messrs. Houdaille and Sheh each ceased to be an executive officer of the Company as of November 1996 and October 1997, respectively.

                                                                 LONG-TERM COMPENSATION
                                      ANNUAL COMPENSATION                 AWARDS
                                      -------------------        ----------------------
                                                                 RESTRICTED     SECURITIES       ALL OTHER
  NAME AND PRINCIPAL                                               STOCK        UNDERLYING     COMPENSATION
       POSITION              YEAR   SALARY ($)     BONUS ($)    AWARD(S) ($)    OPTIONS (#)          ($)
  ------------------         ----   ----------     ---------    ------------    -----------    ------------
Alain Houdaille(1)* .....    1996    106,121        195,000          0               0           45,840(2)
  President and Chief
  Executive Officer

Robert B. Sheh(3)* ......    1997    407,697              0          0          50,000(4)       523,213(5)
  Chairman of the
  Board of Directors,
  President and Chief
  Executive Officer

Thierry M. Mallet(6) ....    1997          0              0          0               0                0
  President, Chief
  Executive Officer
  and Director

Alain Brunais ...........    1997    209,810              0          0               0           75,788(7)
  Senior Vice                1996    207,450         75,000          0          18,000(8)        77,000(9)
  President, Chief           1995    203,674         85,000          0               0           74,000(10)
  Financial Officer
  and Director

George C. Mammola .......    1997    216,229              0          0               0           15,000(11)
  Senior Vice President      1996    213,996         55,000          0          35,500(12)       15,750(13)
  and President,             1995    210,000        110,000          0               0            8,868(14)
  Research-Cottrell,
  Inc.


Douglas A. Satzger(15)*..    1997    206,003              0          0               0            5,970(16)
  Senior Vice                1996    211,622         32,000          0          41,500(17)       13,750(18)
  President,                 1995    200,013         55,000          0               0           10,750(19)
  General Counsel
  and Secretary

Patrick L. McMahon ......    1997    190,784         40,000          0               0           16,650(20)
  Senior Vice President      1996    170,019         75,000          0          19,000(21)        2,200(22)
  and President,             1995     66,003(23)     60,000          0               0            1,100(24)
  Professional Services
  Group, Inc.


--------------------
*    No longer employed by the Company.
(1) Mr. Houdaille served as President and Chief Executive Officer of the Company from May 1996 to November 1996.
(2) "All Other Compensation" for Mr. Houdaille for fiscal year 1996 consists of $45,840 of housing expenses paid on behalf of Mr. Houdaille.
(3) Mr. Sheh served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company from November 1996 to October 1997.
(4) Mr. Sheh was granted 50,000 options exercisable at $6.31 per share pursuant to the Company's Long-Term Incentive
     Plan.
(5) "All Other Compensation" for Mr. Sheh for fiscal year 1997 consists of $89,415 paid to Mr. Sheh as relocation expenses, approximately $23,077 representing accrued and unpaid vacation, $10,721 resulting from an automobile leased for Mr. Sheh by the Company and $400,000 payable pursuant to the Sheh Separation Agreement (as defined hereinafter). Subject to the terms and conditions of the Sheh Separation Agreement, the Company also shall pay to Mr. Sheh an aggregate of $400,000 in two equal installments in fiscal 1998 and 1999.
(6) Mr. Mallet was appointed President and Chief Executive Officer of the Company on October 24, 1997 and it is presently anticipated that he will be paid an annual salary of approximately $300,000 per year. In connection with Mr. Mallet's move to the United States, the Company has made an employee relocation loan to Mr. Mallet in the amount of $900,000. The loan does not bear interest and is due at the earlier of the end of his term of employment or 2013.
(7) "All Other Compensation" for Mr. Brunais for fiscal year 1997 consists of approximately $65,036 paid as a housing allowance on behalf of Mr. Brunais, approximately $7,752 resulting from an automobile leased for Mr. Brunais by the Company and $3,000 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Brunais.
(8) Mr. Brunais was granted 18,000 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan.
(9) "All Other Compensation" for Mr. Brunais for fiscal year 1996 consists of approximately $71,000 paid as a housing allowance on behalf of Mr. Brunais and approximately $6,000 paid as an automobile allowance.
(10) "All Other Compensation" for Mr. Brunais for fiscal year 1995 consists of approximately $71,000 paid as a housing allowance on behalf of Mr. Brunais and approximately $3,000 paid as an automobile allowance.
(11) "All Other Compensation" for Mr. Mammola for fiscal year 1997 consists of approximately $12,000 paid as an automobile allowance and $3,000 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Mammola.
(12) Mr. Mammola was granted 20,157 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan and 15,343 options exercisable at $8.00 per share pursuant to the Company's "Fresh Start" program.
(13) "All Other Compensation" for Mr. Mammola for fiscal year 1996 consists of approximately $12,000 paid as an automobile allowance and $3,750 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Mammola.
(14) "All Other Compensation" for Mr. Mammola for fiscal year 1995 consists of $4,055 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Mammola and $4,813 paid to Mr. Mammola as an automobile allowance.

(15) Contemporaneous with the Company's pending move in July 1998 to Wakefield, Massachusetts, Mr. Satzger ended his term as Senior Vice President, General Counsel and Secretary of the Company effective June 1, 1998 and will be retained as a consultant to the Company. The Company currently is holding discussions with Mr. Satzger with respect to the terms of a severance and consulting agreement.
(16) "All Other Compensation" for Mr. Satzger for fiscal year 1997 consists of $2,970 resulting from an automobile leased for Mr. Satzger by the Company and $3,000 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Satzger.
(17) Mr. Satzger was granted 20,167 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan and 21,333 options exercisable at $8.00 per share pursuant to the Company's "Fresh Start" program.
(18) "All Other Compensation" for Mr. Satzger for fiscal year 1996 consists of approximately $10,000 paid to Mr. Satzger as an automobile allowance and $3,750 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Satzger.
(19) "All Other Compensation" for Mr. Satzger for fiscal year 1995 consists of approximately $7,000 paid to Mr. Satzger as an automobile allowance and $3,750 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Satzger.
(20) "All Other Compensation" for Mr. McMahon for fiscal year 1997 consists of $8,946 resulting from an automobile leased for Mr. McMahon by the Company and $7,704 contributed to PSG's Pension Plan.
(21) Mr. McMahon was granted 9,000 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan and 10,000 options exercisable at $8.00 per share pursuant to the Company's "Fresh Start" program.
(22) "All Other Compensation" for Mr. McMahon for fiscal year 1996 consists of approximately $2,200 resulting from an automobile leased for Mr. McMahon by PSG.
(23) Represents amounts paid to Mr. McMahon during fiscal year 1995 since joining PSG in May 1995. Mr. McMahon was paid a base salary of $170,000.
(24) "All Other Compensation" for Mr. McMahon during fiscal year 1995 consists of approximately $1,100 resulting from an automobile leased for Mr. McMahon by PSG.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information with respect to the named executive officers concerning unexercised options held as of October 31, 1997. No options were exercised during fiscal 1997 by any of the named executive officers.

                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FISCAL YEAR-END OPTION VALUES

                                     NUMBER OF SECURITIES
                                    UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                       OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS
                                           YEAR-END                 AT FISCAL YEAR-END(1)
                                  ---------------------------    ----------------------------
                                  EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
          NAME                        (#)             (#)            (#)            (#)
          ----                    -----------    ------------     ----------   -------------
Alain Houdaille(3)*...........            0               0            0              0
Robert B. Sheh(4)*............       50,000               0            0(2)           0(2)
Thierry M. Mallet(5)..........            0               0            0              0
Alain Brunais(6)..............       52,800          15,200            0(2)           0(2)
George C. Mammola(7)..........       28,642           6,858            0(2)           0(2)

Douglas A. Satzger(8)*........       33,142           8,358            0(2)           0(2)

Patrick L. McMahon(9).........       11,750           7,250            0(2)           0(2)

------------------
*    No longer employed by the Company.
(1) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value for the Class A Common Stock of $1.50, the closing sale price per share of the Class A Common Stock as reported on the American Stock Exchange Composite Tape for October 31, 1997.
(2) The exercisable and unexercisable options held by Messrs. Sheh, Brunais, Mammola, Satzger and McMahon were not in-the-money as of October 31, 1997.
(3) Mr. Houdaille served as President and Chief Executive Officer of the Company from May 1996 to November 1996.
(4) On October 24, 1997, Mr. Sheh and the Company jointly entered into an agreement, which terminated the Employment Agreement (as defined hereinafter) dated November 7, 1996, and entered into the Sheh Separation Agreement relating to their relationship thereafter. The options held by Mr. Sheh as of such date are currently exercisable at an exercise price of $6.310 per share. The options were granted in November 1996 pursuant to the Employment Agreement.
(5) Mr. Mallet was appointed President and Chief Executive Officer of the Company on October 24, 1997.
(6) The exercise price of the options held by Mr. Brunais is (i) $6.563 per share in the case of his option to purchase 18,000 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 50,000 shares granted in August 1994.
(7) The exercise price of the options held by Mr. Mammola is (i) $6.563 per share in the case of his option to purchase 20,157 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 15,343 shares granted in January 1996.

(8) The exercise price of the options held by Mr. Satzger is (i) $6.563 per share in the case of his option to purchase 20,167 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 21,333 shares granted in January 1996. Contemporaneous with the Company's pending move in July 1998 to Wakefield, Massachusetts, Mr. Satzger ended his term as Senior Vice President, General Counsel and Secretary of the Company effective June 1, 1998 and will be retained as a consultant to the Company. The Company currently is holding discussions with Mr. Satzger with respect to the terms of a severance and consulting agreement.

(9) The exercise price of options held by Mr. McMahon is (i) $6.563 per share in the case of his option to purchase 9,000 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 10,000 shares granted in January 1996.

SUPPLEMENTAL PENSION PLAN

      The following table shows the estimated annual benefits payable upon retirement to participants in the Company's Supplemental Pension Plan.

                        ESTIMATED ANNUAL RETIREMENT BENEFITS

                                                   YEARS OF SERVICE
     BONUS                  ----------------------------------------------------------
REMUNERATION                    15           20          25         30          35
------------                ----------  ----------  ----------  ----------  ----------
$ 25,000...................   $ 5,625     $ 7,500     $ 9,375     $11,250     $13,125
   50,000..................    11,250      15,000      18,750      22,500      26,250
   75,000..................    16,875      22,500      28,125      33,750      39,375
 100,000...................    22,500      30,000      37,500      45,000      52,500
 125,000...................     28,125     37,500      46,875      56,250      65,625

      The unfunded Supplemental Pension Plan provides additional annual retirement benefits equal to 1.5% of the average of the participant's final five bonuses multiplied by the participant's years of service, up to a maximum of thirty-five years. No separate accounts are maintained and no amounts are vested until a participant reaches retirement in the employ of the Company. The benefit amounts set forth in the table above are not subject to reduction for Social Security benefits or for other offsets. At the present time, none of the named executive officers is a participant in the Company's Supplemental Pension Plan.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS


      Employment Contracts. On November 7, 1996, the Company entered into an employment agreement (the "Employment Agreement") with Robert B. Sheh, pursuant to which Mr. Sheh served as President and Chief Executive Officer of the Company. Consistent with the terms of the Investment Agreement, Mr. Sheh was appointed President and Chief Executive Officer pursuant to Vivendi's right to designate the Chief Executive Officer of the Company. The Employment Agreement provided for an annual base salary of $400,000, with such increases as determined by the Board of Directors of the Company from time to time in its sole discretion. In addition, the Employment Agreement provided that Mr. Sheh would be eligible to receive a supplemental bonus of up to 60% of Mr. Sheh's base salary in each fiscal year, which bonus would be determined by the Board of Directors of the Company. Mr. Sheh was awarded 50,000 fully vested options upon commencement of employment, with 50,000 options to be awarded each year at the beginning of the second, third, fourth and fifth fiscal years of his service. If Mr. Sheh's employment was terminated by the Company for cause, the Employment Agreement provided that the Company would pay to Mr. Sheh only his base salary through the date of termination. If Mr. Sheh's employment was terminated without cause (absent death or disability), the Employment Agreement provided for Mr. Sheh to receive certain payments for a period of two years from the date of termination.


      On October 24, 1997, Mr. Sheh and the Company jointly entered into an agreement (the "Sheh Separation Agreement"), which terminated the Employment Agreement and provided for the following: (i) except for certain non-competition and confidentiality provisions which shall survive, the termination of the Employment Agreement, (ii) the resignation of Mr. Sheh as a director of the Company, and (iii) the payment of certain amounts to Mr. Sheh over a two-year period.


      Change in Senior Management. On October 24, 1997, Mr. Sheh was succeeded by Thierry M. Mallet as President and Chief Executive Officer of the Company, and the Board of Directors of the Company appointed then serving director William V. Kriegel as Mr. Sheh's successor as Chairman of the Board of the Company. On October 26, 1997, the Board also named Mr. Mallet as a director of the Company. Mr. Kriegel has been a director of the Company since 1994. Since December 1996, he has served as Chairman of the Board, Chief Executive Officer and a director of Anjou. Mr. Kriegel is also Chairman of the Board, President, Chief Executive Officer and a director of Sithe Energies, Inc. and all of its subsidiaries. Prior to his appointment, Mr. Mallet served as President and Chief Executive Officer of Vivendi's water and wastewater activities in Spain.


      Options. The Company's Long-Term Incentive Plan provides that, upon a "change-in control" of the Company (as determined by the Board of Directors), any outstanding options not theretofore fully exercisable shall immediately become exercisable in their entirety.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


      On and prior to January 21, 1997, the Compensation and Stock Option Committee of the Board of Directors consisted of Mr. Jean-Dominique Deschamps, Ms. Green and Lt. Gen. Morris. Mr. Deschamps resigned from the Board of Directors of the Company on January 21, 1997. From January 21, 1997 to October 9, 1997, the Compensation and Stock Option Committee consisted of Ms. Green and Lt. Gen. Morris. On October 9, 1997, Mr. Banon was elected as a director of the Company. Since October 9, 1997, the Compensation and Stock Option Committee has consisted of Mr. Banon, Ms. Green and Lt. Gen. Morris. Mr. Deschamps is Adjunct Director General of Vivendi. Ms. Green is a partner at the law firm of Bryan, Cave LLP, which has performed limited legal services for the Company from time to time. Ms. Green has not personally represented the Company. Since 1989, Mr. Banon has been Managing Director of General Utilities PLC, the holding company for Vivendi's investments in the water industry in the United Kingdom, and since 1992 he has been Managing Director of General Utilities Holdings Ltd., the holding company for all Vivendi activities in the United Kingdom. Mr. Banon has been designated by Vivendi as a director of the Company under the Investment Agreement.


COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is composed of independent nonemployee directors, and no member of the Committee is a former or current officer of the Company. In fiscal 1997, the Committee adopted a new charter under which the Committee's responsibilities include the establishment of the Company's total compensation philosophy and approval of policies and programs designed to attract, retain and motivate management and other key employees.

      TOTAL COMPENSATION PROGRAM

      In connection with a change in the senior management of the Company and the development of a new business strategy to improve the financial performance of the Company and rebuild stockholder value, the Company initiated a review of the executive compensation program during fiscal 1997. The Company engaged the services of independent compensation consulting firms to assist it in the compensation program review process. The consultants reviewed the compensation practices of publicly held engineering, environmental services and general industry companies with whom the Company competes for management talent. On the basis of this information and other factors, the Committee adopted a revised total compensation philosophy, strategy and program designed to align management and key employees with business objectives and stockholder interests. The objectives of the total compensation program are to:

      o     Focus management on building stockholder value

      o     Motivate management/employees to achieve Company financial goals

      o     Recruit and retain talented individuals

      o Align stockholder and management and key employee interests through stock ownership

      o Emphasize pay for performance by means of highly leveraged compensation

      o Provide total compensation above competitive levels based on performance

      o     Reinforce the Company's vision and values

      o     Reduce fixed compensation costs

      The Company's compensation program has three major components: base salary, annual incentives and long-term incentives. Each component has a different purpose, and the components are provided in various forms and structured to meet changing business objectives as described below:

      Base Salary. Base salary is targeted at the average of competitive salaries paid to key management of companies of similar size and marketplace orientation. Salaries of executive officers are reviewed by the Committee annually. In fiscal 1997, salary increases were granted to only two executive officers. This was done to recognize increased job responsibilities.

      Annual Incentive Compensation. The Annual Management Bonus Plan is designated to motivate and reward corporate management for achieving or exceeding specific fiscal-year financial and nonfinancial objectives. Bonus payments for corporate officers are determined on the basis of overall consolidated results of the Company. A percentage of the annual bonus payment is discretionary and is paid on the basis of quality of the individual participant's performance. To account for the management changes and the Company's financial results, the annual Management Bonus Plan for fiscal 1997 was structured on a six-month basis in which bonus payments were linked to the Company's financial targets for the last two quarters of the year.

      Long-term Incentive Compensation. The Company may grant stock options, stock and other performance awards to management and key employees under the 1996 Stock Incentive Plan. The stock awards are the primary vehicle used to align management and stockholder interests to create value and to motivate and retain key management. The Company historically has used stock options as the major element. No stock option or other awards were granted to executive officers in fiscal 1997 other than to Mr. Robert
B. Sheh, the Chairman of the Board, President and Chief Executive Officer of the Company.

      REPORT ON CHIEF EXECUTIVE OFFICER COMPENSATION

      Mr. Sheh did not receive a salary increase or earn any bonus for fiscal 1997. Mr. Sheh received a grant of 50,000 stock options in November 1996 as part of his employment contract. Mr. Sheh's employment with the Company was terminated October 24, 1997. Mr. Thierry M. Mallet was appointed President and Chief Executive Officer of the Company on October 24, 1997 and will initially be paid an annual salary of approximately $300,000.

      TAX DEDUCTIBILITY UNDER CODE SECTION 162

      Section 162(m) of the Internal Revenue Code, as amended (the "Code"), limits the deductibility of compensation in excess of $1,000,000 paid to any of the Company's named executive officers (that appear in the summary compensation table in the proxy statement) in any year. Certain "qualified performance based compensation" is not subject to the limitation imposed by Code Section 162(m). The Committee generally intends to qualify all compensation paid to its executive officers for full tax deductibility; however, the Committee will balance the burden of compliance with the technical and inflexible rules promulgated under Code Section 162(m) against the value of the benefit the Company may derive from such compliance, and reserves the right to pay compensation that might not be fully deductible if it concludes that such burdens outweigh such benefits.

                                    Jean-Claude Banon
                                    Carol Lynn Green
                                    John W. Morris


PERFORMANCE GRAPH FOR CLASS A COMMON STOCK

      Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Stock Performance Graph below shall not be incorporated by reference into any such filings.

                    AIR & WATER TECHNOLOGIES CORPORATION
                          STOCK PERFORMANCE GRAPH


                             [GRAPHIC OMITTED]


                    Oct. 92  Oct. 93  Oct. 94  Oct. 95  Oct. 96  Oct. 97
                    -------  -------  -------  -------  -------  -------
AWT................   100      107       54       38       46       12
S&P................   100      115      119      151      187      247
Fidelity...........   100      107       99      116      136      157

      The above chart shows a comparison of cumulative total return for the period from November 1, 1992 through October 31, 1997, in (i) the Company's Class A Common Stock, (ii) the S&P 500 Composite Stock Price Index ("S&P") and (iii) the Fidelity Select Environmental Services Fund ("Fidelity"). The stock price performance shown on the graph above is not necessarily indicative of future performance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) of the Exchange Act during the fiscal year ended October 31, 1997, and Form 5 and amendments thereto furnished to the Company with respect to the fiscal year ended October 31, 1997, the Company has not identified any persons as having filed a late report under Section 16(a) of the Exchange Act during the fiscal year ended October 31, 1997 or prior fiscal years.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


      The following table sets forth information regarding the beneficial ownership of the Company's capital stock as of June 1, 1998 with respect to
(i) each of the Company's directors and nominees for director, (ii) each named executive officer of the Company, (iii) each person known by the Company to beneficially own in excess of 5% of the outstanding shares of Class A Common Stock and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


                                     NUMBER OF SHARES OF    PERCENT OF SHARES
                                     CLASS A COMMON STOCK   OF CLASS A COMMON
  NAME OF PERSON OR GROUP            BENEFICIALLY OWNED     STOCK OUTSTANDING
-----------------------------------------------------------------------------
William V. Kriegel..................              0                *
Thierry M. Mallet...................              0                *
Alain Brunais.......................         53,800(1)             *
Jean-Claude Banon...................              0                *
Daniel Caille.......................              0                *
Carol Lynn Green....................              0                *
Martha O. Hesse.....................          5,429                *
Francois Jobard.....................              0                *
John W. Morris......................          8,079                *
Alain Houdaille(2)**................              0                *
Robert B. Sheh(3)**.................         50,000(4)             *
George C. Mammola...................         29,522(5)             *

Douglas A. Satzger(6)**.............         35,142(7)             *
Patrick L. McMahon..................         11,750(8)             *
Joseph R. Vidal.....................          5,675(9)             *
Gail M. Fulwider....................              0                *
Robert S. Volland...................         34,850(10)            *
Jekabs P. Vittands..................         25,672(11)            *
Vivendi.............................    153,609,975(12)           83.0
  52 Rue d'Anjou
  75384 Paris Cedex 08 France
All directors and officers as
  a group (14 persons)..............        169,348(13)            *

------------------
*    Less than 1% ownership.
**   No longer employed by the Company.
(1) Includes 52,800 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(2) Mr. Houdaille served as President and Chief Executive Officer of the Company from May 1996 to November 1996.
(3) Mr. Sheh served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company from November 1996 to October 1997.
(4) Represents 50,000 shares of Class A Common Stock which may be acquired within 60 days of the date of the table. On October 24, 1997, Mr. Sheh and the Company jointly entered into an agreement, which terminated the Employment Agreement dated November 7, 1996, and entered into the Sheh Separation Agreement relating to their relationship thereafter.
(5) Includes 28,642 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.

(6) Contemporaneous with the Company's pending move in July 1998 to Wakefield, Massachusetts, Mr. Satzger ended his term as Senior Vice President, General Counsel and Secretary of the Company effective June 1, 1998 and will be retained as a consultant to the Company. The Company currently is holding discussions with Mr. Satzger with respect to the terms of a severance and consulting agreement.
(7) Includes 33,142 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(8) Represents 11,750 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(9) Includes 5,460 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(10) Includes 31,850 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(11) Includes 20,190 shares of Class A Common Stock which may be acquired within 60 days of the date of this table.
(12) Includes 40,988,215 shares of Class A Common Stock owned indirectly through Anjou.
(13) Includes 150,692 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LETTER AGREEMENT


     Pursuant to a letter agreement dated March 18, 1994, between the Company and Vivendi, Vivendi purchased 500,000 shares of the Company's Class A Common Stock, at $10.00 per share for a total purchase price of $5.0 million. Vivendi also agreed in the letter agreement that, subject to approval by Vivendi, Vivendi would co-sign on a case-by-case basis with the Company applications for letters of credit with respect to the Company's water and wastewater management and air pollution projects, which Vivendi acknowledged could reach or exceed the level of letters of credit carried by the Company at March 18, 1994.


THE INVESTMENT AGREEMENT


     On June 14, 1994, the stockholders of the Company approved the issuance of Company securities in accordance with the Investment Agreement pursuant to which, among other things, the Company (i) issued to Vivendi 1,200,000 shares of 5 1/2% Series A Convertible Exchangeable Preferred Stock, par value $.01 per share, of the Company (the "Series A Preferred Stock"), convertible into 4,800,000 shares of Class A Common Stock, for cash consideration of $60 million, and (ii) issued to Anjou an aggregate of 6,701,500 shares of Class A Common Stock in connection with the acquisition from Anjou of Professional Services Group ("PSG") and PSG Canada, Inc. As a result, Vivendi increased its ownership interest in the Company to approximately 48% of the total voting power of the Company's voting securities. In addition, the Company benefited from certain financial undertakings from Vivendi, including a $125 million unsecured term loan from Vivendi, and became Vivendi's exclusive vehicle in the United States, its possessions and its territories for Vivendi's water and wastewater management and air pollution activities, subject to certain exceptions. Vivendi also has representation on the Company's Board of Directors and the right to designate the Company's Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer, all as further described below.


     CERTAIN COVENANTS OF THE COMPANY


     Representation on the Board of Directors; Management. Under the terms of the Investment Agreement, the Company has agreed that Vivendi will have the right to designate as members of the Company's Board of Directors at least that number of directors that is proportionate to the aggregate number of shares of Class A Common Stock beneficially owned by Vivendi (subject to a minimum of three Independent Directors). Although the Investment Agreement requires the Company to maintain three Independent Directors, the Company currently has only two Independent Directors. The Company has further agreed that Vivendi will have proportionate representation on all committees of the Board (other than any special committee of Independent Directors) to the same extent as Vivendi is entitled to representation on the Board of Directors. All Independent Directors must be satisfactory to Vivendi. The Chairman of the Board of Directors of the Company also shall be designated by Vivendi.

     The Company also has agreed in the Investment Agreement that Vivendi shall have the right to designate the Chief Executive Officer and the Chief Financial Officer of the Company.

     At the Annual Meeting held on May 29, 1997, stockholders of the Company elected three directors who were designated by Vivendi (Messrs. Sheh, Brunais and Kriegel). Also in accordance with the terms of the Investment Agreement, the Board of Directors appointed, as designees of Vivendi, Mr. Sheh as Chairman of the Board of Directors, President and Chief Executive Officer and Mr. Brunais as Senior Vice President and Chief Financial Officer. At meetings of the Board held on May 29, 1997 and October 9, 1997, the Board of Directors elected Messrs. Caille and Banon, respectively, to fill the vacancies on the Board. On October 24, 1997, the Board of Directors of the Company appointed Vivendi's designee Mr. Kriegel as Mr. Sheh's replacement as Chairman of the Board and also appointed Vivendi's designee Mr. Mallet as Mr. Sheh's successor as President and Chief Executive Officer of the Company. Mr. Mallet was elected to the Board of Directors as Vivendi's designee on October 26, 1997. At a meeting of the Board held on March 23, 1998, the Board of Directors elected Mr. Jobard as a director of the Company.

     Registration Rights. Pursuant to the terms of the Investment Agreement, Vivendi and Anjou have the right to require on up to four occasions that the Company register all shares of Class A Common Stock, shares of Series A Preferred Stock or the Company's 5 1/2% Convertible Subordinated Notes (collectively, the "Registrable Securities") owned from time to time by Vivendi and its Affiliates (as defined in the Investment Agreement) for sale to the public under the Securities Act (a "Demand Registration"); provided that the Company is not obligated (i) to effect more than one Demand Registration in any six-month period, (ii) to effect a Demand Registration for less than five percent of the outstanding Class A Common Stock, (iii) to effect a Demand Registration within six months of Vivendi or Anjou selling any Registrable Securities pursuant to a Piggyback Registration (as defined below) or (iv) to effect a Demand Registration if the Company shall have filed or announced its intention to file a registration statement of an offering of shares of Class A Common Stock for its own account and shall be taking steps in pursuance thereof or if the Company shall have completed such a registered offering within the immediately preceding ninety days. In addition, Vivendi and Anjou have the right to participate in registrations by the Company of its Class A Common Stock (a "Piggyback Registration"). The Company will pay all registration expenses on behalf of Vivendi and Anjou, including certain related fees and expenses, other than underwriting fees and discounts.

     Access to Books and Records. The Company has agreed that for so long as Vivendi beneficially owns directly or indirectly at least 26% of the outstanding shares of Class A Common Stock on a fully-diluted basis, Vivendi will have access on reasonable terms to the books, records and employees of the Company and its subsidiaries and to the provision by the Company of all information reasonably requested by Vivendi, subject to confidentiality obligations that at the time may be owed by the Company to third parties and subject to appropriate confidentiality arrangements and requirements of law.

     CERTAIN COVENANTS OF VIVENDI

     Exclusivity. Under the terms of the original Investment Agreement, dated as of March 30, 1994, Vivendi agreed on behalf of itself and its Affiliates that, for so long as Vivendi (with its Affiliates) is the largest stockholder of the Company, the Company would be Vivendi's exclusive vehicle in the United States, its possessions and its territories for Vivendi's water and wastewater management and air pollution activities. Vivendi also agreed to assist (and to cause its Affiliates to assist) the Company in developing its water and wastewater management and air pollution activities in both Canada and Mexico, subject to existing contractual agreements and taking into account the respective interests of the Company and Vivendi and its Affiliates. In addition, Vivendi agreed to offer (and to cause its Affiliates to offer) the Company active participation in any new water management investments by Vivendi (or its Affiliates) in the United States which are too capital intensive for the Company to undertake on a stand-alone basis.

     Pursuant to the Recapitalization Agreement, dated as of September 14, 1997, among the Company, Vivendi and Anjou, as amended as of January 26, 1998 (the "Recapitalization Agreement"), and the Investment Agreement, as amended by the Recapitalization Agreement, Vivendi agreed on behalf of itself and its Affiliates that, for so long as Vivendi (with its Affiliates) is the largest stockholder of the Company, the Company shall be Vivendi's exclusive vehicle in the United States, its possessions and its territories for its water management and wastewater management and air pollution activities; provided that the foregoing shall not apply to any acquisition or investment by Vivendi (or any of its Affiliates) of a privately-owned, publicly-traded or publicly-owned company in the water utility sector whose primary business is the production, distribution and/or sale of potable, fire, bulk, draining or irrigation water (a "Water Utility"), nor to Vivendi's present or future investments in Consumers Water Company and Philadelphia Suburban Corporation (such Water Utilities, Consumers Water Company and Philadelphia Suburban Corporation hereinafter referred to collectively as the "Water Businesses").

     In addition, Vivendi has agreed to assist (and cause its Affiliates to assist) the Company in developing its water management and wastewater management and air pollution activities in both Canada and Mexico, subject to contractual agreements as of March 30, 1994 and taking into account the respective interests of the Company and Vivendi and its Affiliates. Vivendi also agreed to offer the Company an active participation in any proposed water management or wastewater management activities by Vivendi (or any of its Affiliates) in the United States (which shall be deemed to exclude the Water Businesses), which investment is too capital intensive for the Company to undertake on a stand-alone basis.

     In addition, in the event Vivendi (or any of its Affiliates) acquires control of a Water Business which is also engaged in wastewater activities similar to those conducted by the Company as of the date of the original Investment Agreement, then Vivendi (or such Affiliate) has agreed to use reasonable efforts to cause, subject to the fiduciary duties of the board of directors of such Water Business and other applicable regulatory standards, that Water Business to offer to the Company the opportunity to obtain "operating and maintenance" contracts with the wastewater management business of, and the opportunity to obtain engineering contracts with, such Water Business on terms which are commercially reasonable in the judgment of such Water Business; provided that the foregoing shall not apply to any existing business of Consumers Water Company or Philadelphia Suburban Corporation as of the date of the original Investment Agreement.

     In addition, Vivendi (and its Affiliates) and the Company agreed to establish a privileged commercial relationship for the development of air pollution activities in Europe.


     Finally, the Investment Agreement, as amended, provides that the exclusivity provision shall have no application to Kruger, Inc., a distributor of water treatment plant parts and components and an indirect subsidiary of Omnium Traitement et de Valorisation.


     Affiliate Transactions. Vivendi has agreed on behalf of itself and its Affiliates that any transactions (or series of related transactions in a chain) between the Company and any of its Affiliates and Vivendi or any of its Affiliates will be on an arm's length basis. Any such transaction (or such series of transactions) having an aggregate value in excess of $1,000,000 must be approved by a majority of the Independent Directors or a special committee thereof acting in a separate meeting or by unanimous written consent. The Company, Vivendi and Anjou have further agreed that all actions by the Company with respect to any claim by the Company against Vivendi or its Affiliates under the Investment Agreement will be taken only by majority approval of such Independent Directors or a special committee thereof, so acting in a separate meeting or by unanimous written consent.

     Sales of Shares. Vivendi has also agreed to give the Company one day's prior written notice of any sale of shares of Class A Common Stock or Series A Preferred Stock held by Vivendi or its Affiliates if, to the knowledge of Vivendi, such sale would result in any person beneficially owning more than 15% of the outstanding shares of Class A Common Stock.

INVOLVEMENT OF VIVENDI IN FINANCING ARRANGEMENTS

     On March 10, 1995, the Company entered into a $70 million three-year Rsenior secured bank credit facility (the "Bank Credit Facility") with The First National Bank of Chicago and Societe Generale, New York Branch ("Societe Generale"), acting as co-agents for a syndicate which includes seven additional banks (the "Lending Banks"). As of December 12, 1997, the configuration and structure of the Bank Credit Facility was revised. As a result of this revision, Societe Generale purchased and assumed from all of the other Lending Banks all of such banks' rights and obligations under the Bank Credit Facility, becoming the sole lending bank thereunder, and the Company and Societe Generale entered into an amendment to extend the Bank Credit Facility until December 11, 1998. The Bank Credit Facility had been scheduled to expire on March 31, 1998. The amendment waives the Company's compliance with certain covenants and amends others. The prior amendments and waiver would have terminated on December 15, 1997 had the Bank Credit Facility not been amended. The Company intends to enter into discussions regarding the establishment of a new credit facility prior to the maturity of the Bank Credit Facility. Vivendi also has reaffirmed to Societe Generale the terms of Vivendi's existing credit support of the Company, including a commitment by Vivendi to maintain a minimum 48% voting equity ownership interest and to check to ensure that the Company will have sufficient financial resources to meet its obligations under the Bank Credit Facility. As of May 8, 1998, the Company had $22.6 million of outstanding letters of credit and no borrowings under the Bank Credit Facility (unused capacity of $47.4 million).

      The Bank Credit Facility is primarily designed to finance working capital requirements and provide for the issuance of letters of credit, both subject to limitations and secured by a first security interest in substantially all of the assets of the Company. Of the total commitment under the terms of the Bank Credit Facility, borrowings are limited to the lesser of $70 million or the sum of a percentage of certain eligible receivables, inventories, net property, plant and equipment and costs and estimated earnings in excess of billings, and bear interest at LIBOR (London Interbank Offered Rate) plus 1.25% (6.9% at October 31, 1997), or at a defined bank rate approximating prime (8.5% at October 31, 1997). The Bank Credit Facility also allows for certain additional borrowings, including, among other things, project financing and foreign borrowing facilities, subject to limitations, and contains certain financial and other restrictive covenants, including, among other things, the maintenance of certain financial ratios, and restrictions on the incurrence of additional indebtedness, acquisitions, the sale of assets, the payment of dividends and the repurchase of subordinated debt. In addition, the related agreement requires Vivendi to maintain its support of the Company, including a minimum 48% voting equity ownership interest in the Company and its right to designate at least 48% of the Company's Board of Directors, as well as to appoint the Chief Executive Officer and the Chief Financial Officer of the Company. The Company compensates Vivendi for its support in an amount equal to 0.95% per annum of the outstanding commitment of its credit facilities ($1.2 million for the year ended October 31, 1997).

     As of October 31, 1997, the Company had outstanding borrowings of $125 million under an unsecured term loan from Vivendi (the "Vivendi Note") and $60 million under a fully utilized seven-year revolving credit facility with Anjou (the "Anjou Note"). The Company incurred approximately $8.7 million and $3.7 million of interest on the Vivendi Note and Anjou Note, respectively, during fiscal 1997. Pursuant to the terms of the Recapitalization Agreement, the Company repaid the Vivendi Note and Anjou Note with a portion of the gross proceeds from the Rights Offering (as defined hereinafter) and terminated the related credit agreements.


RECAPITALIZATION AGREEMENT


     On September 24, 1997, the Company entered into the Recapitalization Agreement with Vivendi and Anjou, whereby the Company would retire all of the outstanding shares of Series A Preferred Stock and conduct the Rights Offering, a portion of the gross proceeds from which would be used to repay the Vivendi Note and the Anjou Note. Pursuant to the Recapitalization Agreement, the Company, Vivendi and Anjou also entered into agreements with respect to certain other matters. The purpose of the Recapitalization and related transactions was to improve the Company's overall liquidity, while offering public stockholders the opportunity to participate in the Company's recovery. The Recapitalization was intended to substantially reduce the Company's interest and dividend requirements, enhance the Company's ability to fund its working capital requirements, capital expenditures and other corporate needs and provide liquidity for public stockholders in an informed trading market. In accordance with the terms of the Investment Agreement, the terms and conditions of the Recapitalization Agreement were negotiated at arm's length between Vivendi and the Special Committee and were approved by the Board of Directors of the Company based in part on the recommendation of the Special Committee. On January 26, 1998, the Company, Vivendi and Anjou entered into an amendment to the Recapitalization Agreement to implement certain technical amendments thereto. In accordance with the terms of the Investment Agreement, the terms and conditions of the amendment to the Recapitalization Agreement were approved by the Board of Directors of the Company and the Special Committee.


     EXCHANGE


     On January 28, 1998, pursuant to the terms of the Recapitalization Agreement, the Company exchanged (the "Exchange") the outstanding 1,200,000 shares of Series A Preferred Stock held by Vivendi and its subsidiaries (representing all of the issued and outstanding shares of Series A Preferred Stock) for 34,285,714 shares of Class A Common Stock. Immediately following the Exchange, Vivendi beneficially owned in the aggregate approximately 72.2% of the outstanding shares of Class A Common Stock and voting power of the Company.

     The Company did not declare the September 30, 1997 and December 31, 1997 quarterly dividends aggregating $1,650,000 on the Series A Preferred Stock, all of which was held by Vivendi, due to its concerns over liquidity and the adequacy of its surplus. The dividends in arrears on the Series A Preferred Stock have not been paid and were extinguished pursuant to the Exchange. The Company paid $2.5 million in dividends to Vivendi on the Series A Preferred Stock in fiscal 1997.


     RIGHTS OFFERING


     On January 26, 1998, the Board of Directors of the Company declared a dividend to holders of record of its Class A Common Stock as of the close of business on January 29, 1998 of 120,000,000 transferable subscription rights (the "Rights") which allowed Rights holders to subscribe for and purchase shares of its common stock and allowed subscribing Rights holders (other than Vivendi and Anjou) also to receive transferable three-year warrants (the "Warrants") to purchase shares of Class A Common Stock (the "Rights Offering"). The terms of the Rights Offering are set forth in the Company's Prospectus dated January 30, 1998.

     The Rights Offering expired on March 4, 1998. In the Rights Offering, 98,160,427 Rights were exercised to purchase 99,840,089 shares of Class A Common Stock, of which 1,679,662 shares were purchased pursuant to an oversubscription privilege. In accordance with the terms of the Recapitalization Agreement, Vivendi and Anjou each exercised its basic subscription privilege in full for an aggregate basic subscription of 86,682,816 shares of Class A Common Stock, and Vivendi subscribed for and purchased 19,031,470 additional shares of Class A Common Stock available as a result of unexercised Rights in the Rights Offering, for a total aggregate subscription of $185 million.

     In addition, 3,949,099 Warrants to acquire in the aggregate 3,949,099 shares of Class A Common Stock were issued to subscribers (other than Vivendi and Anjou) in the Rights Offering. In accordance with the terms of the Rights Offering, neither Vivendi nor Anjou received any Warrants. On March 12, 1998, the Company was notified that the Warrants had been approved for listing on the American Stock Exchange, Inc. (the "AMEX"). The Warrants currently trade on the AMEX under the symbol "AWT.WS."

     The Company received gross proceeds of approximately $208 million from the Rights Offering, including approximately $23 million of publicly raised proceeds. The Company used a portion of the gross proceeds from the Rights Offering to repay the Vivendi Note and Anjou Note. The remaining $23 million of proceeds, representing all of the publicly-raised proceeds, will be retained for general corporate purposes, including a reduction in outstanding amounts under the Bank Credit Facility.

     Following the Rights Offering, Vivendi beneficially owns an aggregate of 153,609,975 shares of Class A Common Stock, representing approximately 83.0% of the issued and outstanding Class A Common Stock and voting power of the Company.


     CONSENT SOLICITATION

     Concurrently with the Rights Offering, pursuant to the terms of the Recapitalization Agreement, the Company solicited the consent (the "Consent Solicitation") of the holders of at least a majority in principal amount (the "Requisite Consents") of the Company's 8% Convertible Subordinated Debentures due 2015 (the "Convertible Debentures") to amend a certain provision of the indenture (the "Indenture") governing the Convertible Debentures permitting holders to require the Company to repurchase the Convertible Debentures if any person acquires beneficial ownership of 75% or more of the voting power of the Company (the "Change of Control Provision").


     On February 23, 1998, the Consent Solicitation expired. In the Consent Solicitation, the Company received the consent of $105,937,000 aggregate principal amount of the outstanding Convertible Debentures, representing approximately 92.1% of the outstanding principal amount of the Convertible Debentures, to amend the Change of Control Provision. On February 23, 1998, the Company and The Chase Manhattan Bank, as Trustee, executed a Supplemental Indenture (the "Supplemental Indenture"), which amended the Indenture to exempt acquisitions by Vivendi or any of its Affiliates (as defined therein) of voting power equal to or greater than 75% from the application of the Change of Control Provision. Following the execution of the Supplemental Indenture and pursuant to the terms of the Consent Solicitation, the Company made an aggregate payment of approximately $477,000 to holders of Convertible Debentures who provided their consents.


     CHARTER AMENDMENT


     Pursuant to the Recapitalization Agreement, on January 26, 1998, the Board of Directors of the Company adopted a resolution setting forth proposed amendments to the Restated Certificate of Incorporation of the Company (the "Charter Amendment"). On February 6, 1998, Vivendi and Anjou, the beneficial owners at such time of an aggregate of approximately 72.2% of the outstanding Class A Common Stock and voting power of the Company, provided their written consent to the Charter Amendment. The consent of Vivendi and Anjou was sufficient to adopt the Charter Amendment without any further vote of the Company's stockholders. On March 2, 1998, the Company filed a certificate of amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware which increased the number of shares of Class A Common Stock that the Company is authorized to issue from 95,000,000 shares to 255,000,000 shares. The Charter Amendment became effective upon such filing.


     Prior to the filing of the Charter Amendment, the Company had authorized for issuance 100,000,000 shares of common stock, par value $.001 per share, of which 95,000,000 shares were shares of Class A Common Stock and 5,000,000 shares were shares of the Company's Class B Common Stock, par value $.001 per share (the "Class B Common Stock"). The terms of the Class A Common Stock and the Class B Common Stock are identical in all respects except that the Class B Common Stock is not entitled to vote. Following the filing of the Charter Amendment, the Company is authorized to issue 260,000,000 shares of common stock, par value $.001 per share, of which 255,000,000 shares are shares of Class A Common Stock and 5,000,000 shares are shares of Class B Common Stock. No shares of Class B Common Stock currently are issued and outstanding.

OTHER

     Business Planning Committee


     In connection with the Recapitalization, the Company established the Business Planning Committee to review the business strategies prepared by senior management of the Company and, as appropriate, make recommendations on the formulation and implementation of those strategies that have as their objective increasing stockholder value. The Business Planning Committee, which will remain in place through the end of fiscal year 1999, is comprised of three Vivendi appointed directors and two directors who are unaffiliated with and independent of Vivendi.

     Among other things, the Business Planning Committee will identify areas where Vivendi's management expertise and the Company's business may be effectively integrated. The Chairman of the Business Planning Committee currently is Mr. Banon. Mr. Caille, Ms. Green, Mr. Mallet and Lt. Gen. Morris currently serve as members of the Business Planning Committee.


     Analyst Conferences

     The Board of Directors of the Company also has agreed, for as long as shares of Class A Common Stock of the Company are traded on the AMEX or any other national securities exchange or national quotation system, to cause management of the Company to hold semi-annual analyst conferences, conduct conference calls concurrent with earnings releases, promote analyst coverage of its stock and initiate a stockholder relations program.

     USF&G Bonding Guarantees


     Pursuant to the Recapitalization Agreement, Vivendi and the Company agreed that from September 30, 1997 and continuing until the consummation of the Recapitalization, Vivendi (or one of its affiliates) would enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement, dated as of October 31, 1995 (the "Master Surety Agreement"), between United States Fidelity and Guaranty Company and certain of its affiliates ("USF&G") and the Company and its subsidiaries. In consideration, Vivendi (or one of its affiliates) would receive assurances from USF&G that, in the event of a default by the Company, USF&G would assign and transfer to Vivendi (or one of its affiliates) any and all of USF&G's resultant rights in the bonded commercial contract (whether arising under the Master Surety Agreement, or by operation of law, or otherwise). Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997 and certain penalty amounts, up to $45 million. Vivendi will receive a fee of 1% of the lesser of (i) 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997 and certain penalty amounts, or (ii) $45 million. There can be no assurance that USF&G will be willing to continue to provide bid and performance bonds to the Company without a guarantee from Vivendi or one of its affiliates.


     No Short-Form Merger


     In addition, in connection with the Recapitalization, Vivendi has agreed for a period of three years from the closing date of the Recapitalization, which date occurred on March 9, 1998, not to acquire the Company by way of a short-form merger without the approval of a majority of the Independent Directors of the Company.


     Clarification of Investment Agreement


     The Recapitalization Agreement also amends and restates the exclusivity provision of the Investment Agreement to clarify that the exclusivity provision in the original Investment Agreement should apply to both water management and wastewater management activities, but shall not apply to certain water utility-related investments, acquisitions or activities by Vivendi or its Affiliates (as defined in the Investment Agreement), to Vivendi's present or future investments in Consumers Water Company and Philadelphia Suburban Corporation or to OTV-Kruger, Inc. See "Certain Relationships and Related Transactions--The Investment Agreement--Certain Covenants of Vivendi--Exclusivity."

OTHER VIVENDI RELATED MATTERS

     Vivendi has unconditionally guaranteed performance by PSG's wholly-owned subsidiary, PS Group of Puerto Rico, Inc. ("PSG Puerto Rico"), of PSG Puerto Rico's contract with the Puerto Rico Aqueduct and Sewer Authority ("PRASA"). During the fiscal year ended October 31, 1997, PSG Puerto Rico's contract with PRASA accounted for 39% of PSG's total sales and 23% of the Company's total sales.

     Following the Recapitalization, the Company will require additional financial resources to develop and support each of its businesses at PSG and Metcalf & Eddy, to undertake related long-term capital expenditures and to participate in the emerging privatization market in the wastewater management industry. Vivendi has informed the Company that it intends to work with the Company to explore various ways to develop such financial resources for these purposes, including, among others, the raising by Vivendi of an investment fund or other off-balance sheet vehicle which would invest, on a case-by-case basis, in various project financings undertaken by the Company. It is anticipated that any such vehicle would invest in such project finance activities of the Company on terms which are commercially reasonable. As a result, Vivendi and the Company and possibly others, investing either directly or indirectly through such vehicle or otherwise, would share in the returns on such projects pro rata in relation to their respective equity investments.


OTHER RELATED TRANSACTIONS

     Ms. Green, who has been a director of the Company since June 1994, has informed the Company of her decision not to stand for reelection. Ms. Green is a partner at the law firm of Bryan, Cave LLP. Bryan, Cave LLP has performed limited legal services for the Company from time to time. During her term as a director, Ms. Green has not personally represented the Company. The Company anticipates that Bryan, Cave LLP may continue to perform legal services for the Company.


                                PROPOSAL 2:
             TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed McGladrey & Pullen, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending October 31, 1998. McGladrey & Pullen, LLP also served as the Company's independent auditors for the fiscal year ended October 31, 1997. Arthur Andersen LLP had served as the Company's independent public accountants during the fiscal year ending October 31, 1995. By letter dated March 13, 1996, the Chairman of the Board and Chief Executive Officer of the Company advised Arthur Andersen LLP that they would be replaced as the Company's independent accountants effective March 13, 1996 and that the Company had appointed McGladrey & Pullen, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending October 31, 1996, which appointment was subsequently approved by the Company's stockholders.


     The reports of McGladrey & Pullen, LLP on the Company's financial statements for each of the two most recent fiscal years reported upon by them contained no adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended by the Audit Committee of the Board of Directors and was based upon the Audit Committee's conclusion that McGladrey & Pullen, LLP (i) could provide substantially identical accounting and auditing services to the Company at significantly reduced costs, and (ii) as a member of RSM International ("RSMI"), is affiliated with the French firm Salustro Reydel, also a member of RSMI, the auditors for Vivendi. During the period from the end of the 1995 fiscal year to March 13, 1996, there was no disagreement with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During this period, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The Company requested and Arthur Andersen LLP furnished it with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.


     A representative of McGladrey & Pullen, LLP, is expected to be present at the Annual Meeting with an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.


     The Board of Directors recommends a vote FOR this proposal. Vivendi, the beneficial owner of approximately 83.0% of the outstanding shares of Class A Common Stock and voting power of the Company, has informed the Company that it intends to vote for this proposal. If the appointment is not ratified by stockholders, the Board of Directors is not obligated to appoint other independent auditors or public accountants, but the Board of Directors will consider such unfavorable vote.



                                PROPOSAL 3:
                        TO CHANGE THE CORPORATE NAME

     On May 12, 1998, the Board of Directors unanimously adopted, and recommended that the stockholders of the Company approve, a proposal to amend the Company's Restated Certificate of Incorporation to change the name of the Company from "Air & Water Technologies Corporation" to "Aqua Alliance Inc." The Board of Directors believes that it is in the best interests of the Company to change its corporate name because such a change will reflect the Company's focus on its core water and wastewater businesses as part of its revised business strategy. A copy of the proposed Amendment is attached hereto as Exhibit A.

     The change of the Company's name will become effective upon the filing of a certificate of amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which is anticipated to be as soon as practicable following the date of the Annual Meeting. The symbol for the Company's Class A Common Stock on the AMEX will be changed from "AWT" to "AAI" and the symbol for the Company's Warrants on the AMEX will be changed from "AWT.WS" to "AAI.WS," effective as soon as practicable following the filing of the certificate of amendment with the Secretary of State of the State of Delaware.

     The change in the Company's name will not affect the validity or transferability of the Company's outstanding securities or affect the Company's capital or corporate structure. The Company's stockholders will not be required to exchange any certificates representing any of the Company's securities held by them.


     The Board of Directors recommends a vote FOR this proposal. Vivendi, the beneficial owner of approximately 83.0% of the outstanding shares of Class A Common Stock and voting power of the Company, has informed the Company that it intends to vote for this proposal. In accordance with Delaware law and notwithstanding approval of the Amendment by the stockholders, at any time prior to the effectiveness of the filing of the certificate of amendment with the Secretary of State, the Board of Directors may abandon such proposed Amendment without further action by the stockholders.


                               OTHER MATTERS

     The Board of Directors knows of no other matters to be presented for action at the forthcoming Annual Meeting. However, the proxy confers upon the persons named therein discretionary authority to act upon any other matter that may properly come before the Annual Meeting.

                           STOCKHOLDER PROPOSALS

     Proposals of the Company's stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than February 2, 1999 to be included in the Company's proxy statement and form of proxy relating to such Annual Meeting. Any proposal should be addressed to Air & Water Technologies Corporation, Attn:
Secretary, U.S. Highway 22 West and Station Road, Branchburg, New Jersey 08876 and should be sent by certified mail, return receipt requested.


     THE COMPANY WILL FURNISH A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1997 (INCLUDING FINANCIAL STATEMENTS AND ANY FINANCIAL STATEMENT SCHEDULES BUT EXCLUDING OTHER EXHIBITS), WITHOUT CHARGE, TO ANY PERSON UPON REQUEST ADDRESSED TO AIR & WATER TECHNOLOGIES CORPORATION, ATTN: SECRETARY, U.S. HIGHWAY 22 WEST AND STATION ROAD, BRANCHBURG, NEW JERSEY 08876.

                                     By Order of the Board of Directors,

                                     Thierry M. Mallet
                                     President and Chief Executive Officer


June 3, 1998
Branchburg, New Jersey





                                                             EXHIBIT A

                     PROPOSED CERTIFICATE OF AMENDMENT

                                   TO THE

                   RESTATED CERTIFICATE OF INCORPORATION

                                     OF

                    AIR & WATER TECHNOLOGIES CORPORATION


----------------------------------------------------------------------------

                       Pursuant to Section 242 of the
              General Corporation Law of the State of Delaware

----------------------------------------------------------------------------


            Air & Water Technologies Corporation, a Delaware corporation (the "Corporation"), does hereby certify as follows:

            FIRST: The name of the Corporation is Air & Water Technologies Corporation.

            SECOND: Effective immediately upon filing of this Amendment and without further action on the part of the Corporation or its stockholders the provisions of Article FIRST of the Corporation's Amended and Restated Certificate of Incorporation shall be amended as described herein.

            THIRD: That the Restated Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation from "Air & Water Technologies Corporation" to "Aqua Alliance Inc." and to delete the current Article FIRST in its entirety and to set forth a new Article FIRST as follows:

                "FIRST:  The name of the Corporation is Aqua Alliance Inc."

            FOURTH: That this Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its corporate name this day of , 1998.


                                    AIR & WATER TECHNOLOGIES
                                        CORPORATION


                                     By:____________________________________
                                        Name:  Thierry M. Mallet
                                        Title: President and Chief Executive
                                                 Officer





                                                APPENDIX I -- FORM OF PROXY


                    AIR & WATER TECHNOLOGIES CORPORATION
               ANNUAL MEETING OF STOCKHOLDERS--JUNE 24, 1998
           PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated June 3, 1998, in connection with the Annual Meeting of Stockholders (the "Annual Meeting") of Air & Water Technologies Corporation (the "Company") to be held on Wednesday, June 24, 1998, at 11:00 a.m., local time, at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, and hereby constitutes and appoints William V. Kriegel, Thierry M. Mallet and Alain Brunais, and each of them, his, her or its true and lawful agents and proxies (the "proxies") with full power of substitution in each, to represent and to vote all the shares of Class A Common Stock of the Company that the undersigned may be entitled to vote on all matters coming before the Annual Meeting and at any adjournments or postponements thereof, as designated below FOR Proposals 1, 2 and 3 and in the discretion of the proxies on all other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.


      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.


Continued and to be signed on reverse.
----------------------------------------------------------------------------
Continued from reverse.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1.    ELECTION OF DIRECTORS.

      William V. Kriegel, Jean-Claude Banon, Alain Brunais, Daniel Caille, Martha O. Hesse, Francois Jobard, Thierry M. Mallet and John W. Morris (or if any nominee is not available for election, such substitute as the Board of Directors may designate).
       _                           _
      |_|   FOR ALL               |_|   WITHHELD FOR ALL

      WITHHELD FOR: (Write the name of the nominee(s) in the space provided below).

      ______________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1998.
       _                        _                           _
      |_|   FOR                |_|   AGAINST               |_|   ABSTAIN

3.    PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED
      CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO "AQUA ALLIANCE INC."
       _                        _                           _
      |_|   FOR                |_|  AGAINST                |_|   ABSTAIN

                             Please sign exactly as name appears hereon.
                             Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                             _______________________________________________
                             Signature                             Date


                             _______________________________________________
                             Signature(s) of Joint Owner(s)        Date